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                                                                    EXHIBIT 12.1

                             BOSTON CHICKEN, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (DOLLARS IN THOUSANDS)

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

                                                          FISCAL YEARS ENDED                               THREE QUARTERS ENDED
                              -------------------------------------------------------------------------   -----------------------
                              DECEMBER 29,    DECEMBER 27,   DECEMBER 26,  DECEMBER 25,    DECEMBER 29,   OCTOBER 1,   OCTOBER 6,
                                  1991            1992          1993           1994            1995          1995          1996
                                  ----            ----          ----           ----            ----          ----          ----
Earnings (loss) before
 income taxes..............     $(2,568)        $(5,850)       $1,647         $20,450         $54,373       $37,708       $79,857
Add:  Total fixed
 charges deducted from
 earnings (loss)...........         216             202         1,195           6,897          16,835        11,343        16,724
                                -------         -------        ------         -------         -------       -------       -------
Earnings (loss) available
 for payment of
 fixed charges.............     $(2,352)        $(5,648)       $2,842         $27,347         $71,208       $49,051       $96,581
                                =======         =======        =======        =======         =======       =======       =======
Fixed charges:
 Interest expense..........     $    48         $    --        $  640         $ 5,827         $15,352       $10,174       $15,777
Portion of operating
 lease rentals deemed
 to be interest............         168             202           555           1,070           1,483         1,168           947
                                -------         -------        ------         -------         -------       -------       -------
Total fixed charges........     $   216         $   202        $1,195         $ 6,897         $16,835       $11,342       $16,724
                                =======         =======        =======        =======         =======       =======       =======
Ratio of earnings to
 fixed charges.............          --              --          2.38            3.97            4.23          4.32          5.77
                                =======         =======        =======        =======         =======       =======       =======
Deficiency of earnings
 available to cover
 fixed charges.............     $ 2,568         $ 5,850
                                =======         =======
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